As filed with the Securities and Exchange Commission on April 8, 1998
                                                      Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                            ------------------------


                             ALBERTO-CULVER COMPANY

             (Exact name of registrant as specified in its charter)

               Delaware                                        36-2257936
   (State or other jurisdiction of                          (I.R.S. Employer
    incorporation or organization)                         Identification No.)

   Alberto-Culver Company                                  Gary P. Schmidt                         Copy to:
    2525 Armitage Avenue                               Alberto-Culver Company                 James J. Junewicz
Melrose Park, Illinois 60160                            2525 Armitage Avenue                 Michael A. Campbell
       (708) 450-3000                               Melrose Park, Illinois 60160             Mayer, Brown & Platt
                                                           (708) 450-3000                     190 South LaSalle
(Address, including zip code and telephone     (Name, address, including zip code, and     Chicago, Illinois 60603
number, including area code, of registrant's    telephone number, including area code, of       (312) 782-0600
principal executive offices)                    agent for service)

     Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

                            ------------------------


                                                  CALCULATION OF REGISTRATION FEE
===============================================================================================================================
         Title of                                                      Proposed             Proposed
        each Class                                  Amount             Maximum              Maximum               Amount of
       of Securities                                to be           Offering Price         Aggregate             Registration
     to be Registered                             Registered           Per Unit        Offering Price (4)          Fee (5)
-------------------------------------------------------------------------------------------------------------------------------
Debt Securities                                $350,000,000 (2)          100%            $350,000,000 (4)          $103,250
Class A Common Stock                                (1)                  (3)                   (3)                    -
Class B Common Stock                                (1)                  (3)                   (3)                    -
===============================================================================================================================

(1) Includes such indeterminate number of shares of Class A Common Stock, $.22 par value per share, and/or Class B Common Stock, $.22 par value per share (collectively, "Common Stock"), that may be issued in exchange for, or upon conversion of, Debt Securities.
(2) Or the equivalent thereof in one or more foreign currencies or composite currencies, including European Currency Units, or if any Debt Securities are issued at an original issue discount, such greater amount as shall result in a maximum aggregate initial offering price of $350,000,000.
(3) No separate consideration will be received for Common Stock that is issued in exchange for, or upon conversion of, Debt Securities.
(4)  Estimated solely for purposes of calculating the registration fee.
(5) Calculated on the basis of $295 per $1,000,000 of the proposed maximum aggregate offering price.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay the effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                  SUBJECT TO COMPLETION, DATED APRIL 8, 1998

                                  Prospectus

                            Alberto-Culver Company

                                 $350,000,000
                                Debt Securities
                              -------------------

     Alberto-Culver Company (the "Company") may offer from time to time under this Prospectus in one or more series its debt securities ("Debt Securities"), which may be senior ("Senior Securities") or subordinated ("Subordinated Securities"), with an aggregate public offering price of up to $350,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies, on terms to be determined at the time of each offering hereunder. The Debt Securities will be offered in amounts, at prices and on terms to be determined at the time of sale and to be set forth in one or more supplements to this Prospectus (a "Prospectus Supplement"). The Debt Securities may be convertible into, or exchangeable for, shares of Class A Common Stock, $.22 par value per share (the "Class A Common Stock"), or shares of Class B Common Stock, $.22 par value per share (the "Class B Common Stock", together with the Class A Common Stock, the "Common Stock"), of the Company, cash or any combination thereof.

     The specific terms of the Debt Securities in respect of which this Prospectus is being delivered will be described in a Prospectus Supplement, which terms will include, among others and where applicable, the specific title, designation, rank (including any subordination provisions), aggregate principal amount, minimum denominations, currency or currencies of denomination and payment, maturity, premium or discount, if any, interest rate (or method of calculation) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, terms for sinking fund payments, terms for conversion or exchange for or into Common Stock of the Company, cash, or any combination thereof, and form (which may be bearer, registered or global), provisions regarding original issue discount, including accretion thereof, and any other terms in connection with the offer and sale of Debt Securities. The applicable Prospectus Supplement will also contain information, where applicable, concerning certain United States federal income tax considerations relating to the Debt Securities and any listing on a securities exchange or exchanges of the Debt Securities covered by such Prospectus Supplement and about relationships between the Company and the applicable trustee (to the extent such relationships are not already set forth in this Prospectus). See "Description of Debt Securities."

     The Debt Securities may be offered directly, through agents, to or through underwriters or dealers, which may include affiliates of the Company, or through any combination of the foregoing. See "Plan of Distribution." If any agents, dealers or underwriters are involved in the sale of any of the Debt Securities, their names, and any applicable fee, commission, purchase price or discount arrangements with them will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement.

                                --------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               ----------------

     This Prospectus may not be used to consummate sales of the Debt Securities without delivery of one or more Prospectus Supplements.

              The date of this Prospectus is _____________ , 1998

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). Such materials can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such materials also can be inspected at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. Such material may also be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and exhibits thereto. Statements contained herein concerning any such document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement. Each such statement is qualified in its entirety by such reference.

     The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the documents incorporated by reference into this Prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Such written or oral request should be directed to Alberto-Culver Company, 2525 Armitage Avenue, Melrose Park, Illinois 60160, Attention: Corporate Secretary; telephone 708/450-3101.

     Unless otherwise indicated, currency amounts in the Prospectus and any Prospectus Supplement are stated in United States dollars ("$," "dollars," "U.S. dollars," or "U.S. $").

                                --------------

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents heretofore filed by the Company with the Commission are incorporated herein by reference:

     (1) The Company's annual report on Form 10-K for the fiscal year ended September 30, 1997.

     (2) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the Company's fiscal year ended September 30, 1997.

     (3) The description of the Company's Class A Common Stock and Class B Common Stock which is contained in the Company's registration statements filed pursuant to the Exchange Act, and any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     No person has been authorized to give any information or to make any representations not contained in this Prospectus or the Prospectus Supplement and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered to any person in any jurisdiction where such offer would be unlawful. The delivery of this Prospectus or any Prospectus Supplement or any sale of the securities made hereby or thereby does not imply that there has been no change in the Company's affairs since the date hereof or thereof.

     This Prospectus and the Prospectus Supplement may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements are based on management's current expectations and assessments of risks and uncertainties and reflect various assumptions concerning anticipated results, which may or may not prove to be correct. Some of the factors that could cause actual results to differ materially from estimates or projections contained in such forward looking statements include the pattern of brand sales, including variations in sales volume within periods; competition within the relevant product markets, including pricing, promotional activities, continuing customer acceptance of existing products and the ability to develop and successfully introduce new products; risks inherent in acquisitions and strategic alliances; changes in costs including changes in labor costs, raw material prices or promotional expenses; the costs and effects of unanticipated legal or administrative proceedings; variations in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, tax changes, legal and regulatory changes or other external factors over which the Company has no control. The Company disclaims any obligation to update any forward-looking statement in this Prospectus, the Prospectus Supplement or any incorporated document.

                                  THE COMPANY

     Alberto-Culver Company and its consolidated subsidiaries (herein referred to collectively as the "Company", unless indicated otherwise) have two principal business segments. One segment, "Consumer Products", principally includes developing, manufacturing, distributing and marketing branded consumer products worldwide and includes the Company's Alberto-Culver USA and Alberto-Culver International business units. This segment also includes products intended for end use by institutions and industries and the manufacturing of custom label products for other companies. The second segment, "Specialty Distribution - Sally", consists of Sally Beauty Company, a specialty distributor of professional beauty supplies with over 1,900 stores as of February 28, 1998 in the United States, Puerto Rico, the United Kingdom, Japan and Germany.

     The Company's major health and beauty care products in the United States include the ALBERTO VO5, TRESemme and CONSORT lines of hair care products, the St. Ives SWISS FORMULA line of hair and skin care products, CORTEXX hair care products, FDS feminine deodorant sprays and the TCB line of hair care products for the ethnic market.

     Food and household products sold in the United States include MRS. DASH salt-free seasonings, MOLLY McBUTTER dairy sprinkles, SUGARTWIN sugar substitute and STATIC GUARD anti-static spray.

     The Company's consumer products are sold in more than 120 countries. Through its Cederroth International subsidiary headquartered in Sweden, the Company manufactures and markets health and beauty care products throughout Scandinavia and Europe. Major products include SALVEKVICK adhesive bandages, ALBERTO VO5 hair care products, SAMARIN antacids, SELTIN salt substitute, LACTACYD liquid soap,

TOPZ cotton buds, BLIW liquid soaps, DATE antiperspirants and cologne for women, FAMILY FRESH shampoo and shower products, SUKETTER artificial sweetener, HEMANENT home permanents, St. Ives SWISS FORMULA line of hair and skin care products, HTH and L300 skin care products and GRUMME TVATTSAPA detergents.

     In the United Kingdom, the Company markets, among other products, the ALBERTO VO5 line of hair care products, the St. Ives SWISS FORMULA line of hair and skin care products, ALBERTO BALSAM shampoo and conditioner and the TRESemme line of hair care products. INDOLA professional color bleaches, shampoos, conditioners and styling products are marketed throughout Europe and other international markets. Other major international markets include Canada, Mexico, Puerto Rico, Australia, Italy and New Zealand.

     The "Specialty Distribution - Sally" business segment represents the operations of Sally Beauty Company, Inc. which operates a network of cash-and-carry professional beauty supply stores and also sells professional beauty products to hairdressers, beauticians and cosmetologists through its own full-service distributors. Sally stores provide salon owners, hairdressers and consumers with an extensive selection of hair care and skin care products, cosmetics, styling appliances and other beauty items.

     Alberto-Culver Company was incorporated under the laws of the State of Delaware in 1961.

     The Company's principal executive offices are located at 2525 Armitage Avenue, Melrose Park, Illinois 60160, and its telephone number is (708) 450-3000.

                                USE OF PROCEEDS

     Unless otherwise described in the applicable Prospectus Supplement, the net proceeds from the sale of the Debt Securities will be added to the Company's general funds and will be available for potential acquisitions if suitable opportunities arise, for repurchases of Class A Common Stock under the Company's stock repurchase program, for ongoing and new capital projects, for repayment of any outstanding indebtedness and for general corporate purposes. Pending the application of the net proceeds for such purposes, the Company may invest such proceeds in short-term, marketable securities.


                      RATIO OF EARNINGS TO FIXED CHARGES

     The following are the unaudited consolidated ratios of earnings to fixed charges for the quarters ended December 31, 1997 and December 31, 1996 and each of the years in the five-year period ended September 30, 1997:


         Three Months
             Ended                     Year Ended September 30
---------------------------------  -------------------------------
 December 31,      December 31,
     1997             1996*         1997*  1996  1995  1994  1993
---------------  ----------------  ------  ----  ----  ----  ----

     5.0x             4.5x         4.8x    4.0x  4.3x  4.0x  3.8x

* Excludes a non-recurring pre-tax gain of $15.6 million in the first quarter of fiscal year 1997 resulting from a $28.0 million insurance settlement from the loss of the Company's airplane. Including this non-recurring gain, the ratio of earnings to fixed charges was 6.6x for the three months ended December 31, 1996 and 5.3x for the fiscal year ended September 30, 1997.

     For the purpose of computing the ratios of earnings to fixed charges, "earnings" consist of income from continuing operations before taxes and fixed charges (including amortization of amounts previously capitalized). "Fixed charges" consist of interest on all indebtedness and amortization of debt discount and expense and that portion of rental expense which the Company believes to be representative of interest.

     A statement setting forth the computation of the unaudited ratios of earnings to fixed charges is filed as an exhibit to the Registration Statement of which this Prospectus is a part.


                            SELECTED FINANCIAL DATA

     The selected financial data below should be read in conjunction with the consolidated financial statements and notes thereto incorporated by reference herein. The selected financial data shown below for, and as of the end of, each of the fiscal years in the five-year period ended September 30, 1997 are derived from audited consolidated financial statements of the Company. The selected financial data shown below for, and as of the end of, the three months ended December 31, 1997 and 1996 are derived from unaudited consolidated financial statements of the Company. In the opinion of management, the unaudited consolidated financial statements reflect all adjustments, consisting only of normal adjustments, necessary for a fair presentation of such periods. The results of operations for the three months ended December 31, 1997 are not necessarily indicative of the operating results that may be expected for the full fiscal year.

                                                Three Months Ended
                                                   December 31,                     Year ended September 30,
                                               ---------------------  -----------------------------------------------------
(In thousands, except per share data)                1997       1996       1997       1996       1995       1994       1993
                                                     ----       ----       ----       ----       ----       ----       ----
Operating Results:
Net sales                                      $  445,400    426,105  1,775,258  1,590,409  1,358,219  1,216,119  1,147,990
Cost of products sold                             218,040    215,388    880,416    805,080    682,589    602,749    564,260
Interest expense                                    2,081      2,392     11,826     15,905      9,946      8,630      9,661
Earnings before non-recurring gain
 and income taxes (1)                              31,382     26,738    120,487    100,014     84,242     71,078     65,129
Provision for income taxes (1)                     11,690      9,961     44,881     37,270     31,591     27,010     23,857
Net earnings before non-recurring gain (1)         19,692     16,777     75,606     62,744     52,651     44,068     41,272
Net earnings per share before
 non-recurring gain (1) (2) (3):
  Basic                                               .35        .30       1.35       1.13        .95        .79        .72
  Diluted                                             .32        .28       1.25       1.06        .94        .79        .72

Weighted average shares
 outstanding (2) (3):
  Basic                                            56,354     55,773     55,967     55,571     55,430     56,063     57,361
  Diluted                                          63,656     63,012     63,377     62,776     57,053     56,083     57,435

Financial Condition:
Current ratio                                   1.98 to 1  1.89 to 1  1.86 to 1  1.79 to 1  2.28 to 1  1.86 to 1  2.05 to 1
Working capital                                $  282,553    265,344    269,007    226,123    301,706    185,747    205,050
Cash, cash equivalents and
 short-term investments                            63,190    113,338     87,600     71,557    146,985     50,362     73,947
Property, plant and equipment, net                199,655    167,550    190,998    175,920    157,791    132,881    124,449
Total assets                                    1,003,431    955,374  1,000,059    909,266    815,086    610,208    593,046
Long-term debt                                     48,580     60,925     49,441     61,548     83,094     42,976     80,184
Convertible subordinated debentures               100,000    100,000    100,000    100,000    100,000        ---        ---
Stockholders' equity                              520,977    453,928    497,004    425,096    370,903    326,970    298,857
Cash dividends per share (4)                          .05       .045       .195       .175       .155      .1375      .1375

(1) The operating results for the fiscal year ended September 30, 1997 and the three months ended December 31, 1996 exclude a non-recurring gain from an insurance settlement for the loss of the Company's corporate airplane.

     For the three months ended December 31, 1996, pre-tax earnings including the non-recurring gain were $42.4 million. Net earnings including the gain were $26.6 million, after deducting income taxes of $15.8 million, representing basic earnings per share of $0.48 and diluted earnings per share of $0.44.

     For the fiscal year ended September 30, 1997, pre-tax earnings including the non-recurring gain were $136.1 million. Net earnings including the gain were $85.4 million, after deducting income taxes of $50.7 million, representing basic earnings per share of $1.53 and diluted earnings per share of $1.41.

(2) Net earnings per share and weighted average shares outstanding have been restated to reflect the 100% stock dividend on the Company's Class A and Class B outstanding shares in February, 1997.

(3) Net earnings per share and weighted average shares outstanding have been restated to comply with Statement of Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share", which the Company adopted in the first quarter of fiscal year 1998.

(4) Dividends per share on Class A Common Stock and Class B Common Stock have been equal since the Class A shares were issued in April, 1986. Dividends paid in fiscal 1993 include a one-time extraordinary dividend of one cent per share in recognition of the Company surpassing one billion dollars in sales for the fiscal year ended September 30, 1992.


                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as trustee (the "Trustee"), a copy of which is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular Sections or defined terms of the Indenture are referred to, such Sections or defined terms are incorporated herein by reference.

     The following sets forth certain general terms and provisions of the Debt Securities offered hereby. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Securities") will be described in the Prospectus Supplement relating to such Offered Securities (the "Applicable Prospectus Supplement").

General

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder, and Debt Securities may be issued thereunder from time to time in one or more series. The Debt Securities will be unsecured and, to the extent not otherwise indicated in the Applicable Prospectus Supplement, unsubordinated obligations of the Company and will rank equally and ratably with other unsecured and, to the extent not otherwise so indicated, unsubordinated obligations of the Company.

     The Debt Securities will be effectively subordinated to (i) any secured indebtedness of the Company to the extent of the assets securing that indebtedness and (ii) all indebtedness for money borrowed and other liabilities of subsidiaries of the Company. The Debt Securities are obligations exclusively of the Company. Since substantially all operations of the Company are conducted through subsidiaries, the cash flow and the consequent ability to service debt, including the Debt Securities, of the Company may be affected by the earnings of its subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by its subsidiaries may be subject to restrictions, are dependent upon the earnings of those subsidiaries and are subject to various business considerations.

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of, premium, if any, and interest on the Debt Securities will be payable, and the transfer of Debt Securities will be registrable, at the office or agency to be maintained by the Company in New York, New York, and at any other office or agency maintained by the Company for such purpose. Unless otherwise indicated in the Applicable Prospectus Supplement, the Debt Securities will be issued only in fully registered form without coupons and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any registration of transfer or exchange of the Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith.

     The Applicable Prospectus Supplement will describe, when applicable, the following terms of the Offered Securities: (1) the title of the Offered Securities; (2) any limit on the aggregate principal amount of the Offered Securities; (3) the person to whom any interest on the Offered Securities shall be payable, if other than the person in whose name that Security (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest; (4) the date or dates on which the principal of the Offered Securities is payable; (5) the rate or rates (which may be fixed or variable) at which the Offered Securities will bear interest, if any, or the method by which such rate or rates will be determined, the date or dates from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable and the Regular Record Date for the interest payable on any Interest Payment Date; (6) whether the interest rate or interest rate formula for the Offered Securities may be reset at the option of the Company or otherwise, and the date or dates on which such interest rate or interest rate formula may be reset; (7) the place or places where the principal of and any premium and interest on the Offered Securities will be payable; (8) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Company; (9) the obligation, if any, of the Company to redeem, purchase or repay the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation; (10) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Securities will be issuable; (11) the currency, currencies or currency units in which payment of the principal of and any premium and interest on any Offered Securities will be payable if other than the currency of the United States of America; (12) if the amount of payments of principal of or any premium or interest on any Offered Securities may be determined with reference to an index or formula, the manner in which such amounts will be determined; (13) if the principal of or any premium or interest on any Offered Securities is to be payable, at the election of the Company or a Holder thereof, in one or more currencies or currency units other than that or those in which the Offered Securities are stated to be payable, the currency, currencies or currency units in which payment of the principal of and any premium and interest on the Offered Securities as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made; (14) the applicability, if any, of the provisions described under "Defeasance and Covenant Defeasance"; (15) whether the Offered Securities will be issuable, in whole or in part, in the form of one or more Book-Entry Debt Securities as described under "Book-Entry Debt Securities," and, in such case, the depository appointed by the Company or its nominee with respect to the Offered Securities and the circumstances under which the Book-Entry Security may be registered for transfer or exchange or authenticated and delivered in the name of a Person other than the Depository or its nominee; (16) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which will be payable upon declaration of acceleration of the Maturity thereof; (17) subordination provisions of the Offered Securities; (18) the terms and conditions, if any, upon which the Offered Securities are to be convertible into, or exchangeable for, shares of Common Stock of the Company, cash, or any combination thereof; and (19) any other terms of the Offered Securities.

     The Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to Original Issue Discount Securities and any Debt Securities treated as having been issued with original issue discount for federal income tax purposes will be described in the Applicable Prospectus Supplement. "Original Issue Discount Securities" means any Debt Security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture does not contain covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a highly leveraged transaction, change in credit rating or other similar occurrence.

Book-Entry Debt Securities

     Unless otherwise provided in the Prospectus Supplement, the Debt Securities will be represented by one or more certificates (the "Global Securities"). The Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by the Company (DTC or such other depository being the "Depository") and registered in the name of the Depository or its nominee. Unless otherwise provided in the Prospectus Supplement, Debt Securities will not be issued in definitive form. If the aggregate principal amount of any issue exceeds $200 million, one certificate will be issued with respect to each $200 million of principal amount and an additional certificate will be issued with respect to any remaining principal amount of such issue.

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Participants are on file with the Commission.

     Upon the issuance by the Company of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in the Global Security.

     So long as the Depository for the Global Security, or its nominee, is the registered owner of the Global Security, the Depository or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in Debt Securities represented by the Global Security will not be entitled to have Debt Securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Payments of principal of, premium, if any, and interest on the Debt Securities represented by the Global Security registered in the name of DTC or its nominee will be made by the Company through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to DTC or its nominee, as the case may be, as the registered owner of the Global Security. Neither the Company, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company has been advised that DTC, upon receipt of any payment of principal, premium, if any, and interest in respect of a Global Security, will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to DTC is the responsibility of the Company or the

Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     If the Depository with respect to a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue certificated notes in exchange for the Debt Securities represented by such Global Security.

     The information in this section concerning the Depository and the Depository's book-entry system has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

Certain Covenants of the Company

     Limitation on Liens. Unless otherwise provided in the Applicable Prospectus Supplement, the Indenture will provide that the Company will not, nor will it permit any Restricted Subsidiary to, incur, issue, assume, guarantee or create any Secured Funded Debt, without effectively providing concurrently with the incurrence, issuance, assumption, guaranty or creation of any such Secured Funded Debt that the Outstanding Securities (together with, if the Company shall so determine, any other Indebtedness of the Company or such Restricted Subsidiary then existing or thereafter created which is not subordinated to the Outstanding Securities) will be secured equally and ratably with (or prior to) such Secured Funded Debt, so long as such Secured Funded Debt will be secured by a Lien, unless, after giving effect thereto, the sum of the aggregate amount of all outstanding Secured Funded Debt of the Company and its Restricted Subsidiaries together with all Attributable Debt in respect of sale and leaseback transactions relating to a Principal Property (with the exception of Attributable Debt which is excluded pursuant to clauses (1) to (6) described under "Limitations on Sales and Leasebacks" below), would not exceed an amount equal to the greater of (i) $100 million or (ii) 15% of Consolidated Net Tangible Assets; provided, however, that this restriction will not apply to, and there will be excluded from Secured Funded Debt in any computation under this restriction, Funded Debt secured by: (1) Liens on property, shares of capital stock or indebtedness of any corporation existing at the time such corporation becomes a Subsidiary; (2) Liens on property, shares of capital stock or indebtedness existing at the time of acquisition thereof or incurred within 270 days of the time of acquisition thereof (including, without limitation, acquisition through merger or consolidation) by the Company or any Restricted Subsidiary; (3) Liens on property, shares of capital stock or indebtedness thereafter acquired (or constructed) by the Company or any Restricted Subsidiary and created prior to, at the time of, or within 270 days after such acquisition (including, without limitation, acquisition through merger or consolidation) (or the completion of such construction or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the purchase price (or the construction price) thereof; (4) Liens in favor of the Company or any Restricted Subsidiary; (5) Liens in favor of the United States of America, any State thereof or the District of Columbia, or any agency, department or other instrumentality thereof, to secure partial, progress, advance or other payments pursuant to any contract or provisions of any statute; (6) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from Federal income taxation pursuant to Section 103(b) of the Internal Revenue Code; (7) Liens securing the performance of any contract or undertaking not directly or indirectly in connection with the borrowing of money, the obtaining of advances or credit or the securing of Funded Debt, if made and continuing in the ordinary course of business; (8) Liens under workers' compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts or deposits to secure public or statutory obligations of the Company or any Restricted Subsidiary, or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or any Restricted Subsidiary is a party or in lieu of such bonds, or pledges or deposits for similar purposes in the ordinary course of business, or Liens imposed by law, such as laborers' or other employees', carriers', warehousemen's, mechanics', materialmen's and vendors' Liens, and Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review, or Liens for taxes not yet subject to penalties for nonpayment or the amount or validity of which is being in good faith contested by appropriate proceedings by the Company or any Restricted Subsidiary, as the case may be, or minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions or Liens as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of said properties or materially impair their use in the operation of the business of the Company and its Restricted Subsidiaries; (9) Liens incurred to finance all or any portion of the cost of construction, alteration or repair of any Principal Property and improvements thereto created prior to completion of such construction, alteration or repair; (10) Liens outstanding on the date of the Indenture; or (11) any extension, renewal, refunding or replacement of the foregoing.

     "Attributable Debt" means, as to any particular lease under which either the Company or any Restricted Subsidiary is at the time liable as lessee for a term of more than 12 months and at any date as of which the amount thereof is to be determined, the total net obligations of the lessee for rental payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) discounted from the respective due dates thereof to such determination date at a rate per annum equivalent to the greater of (a) the weighted-average Yield to Maturity (as defined in the Indenture) of the Outstanding Securities, such average being weighted by the principal amount of the Outstanding Securities of each series or, in the case of Original Issue Discount Securities (as defined in the Indenture), such amount to be the principal amount of such outstanding Original Issue Discount Securities that would be due and payable as of the date of such determination upon a declaration of acceleration of the maturity thereof pursuant to the Indenture and (b) the interest rate inherent in such lease (as determined in good faith by the Company), both to be compounded semi-annually.

     "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom, without duplication, the sum of (i) all current liabilities except for (A) notes and loans payable, (B) current maturities of long term debt, (C) current maturities of obligations under capital leases and (D) customer deposits and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under generally accepted accounting principles would be included on a consolidated balance sheet of the Company and its subsidiaries.

     "Funded Debt" means (i) any indebtedness of the Company or a Restricted Subsidiary maturing more than 12 months after the time of computation thereof,
(ii) guarantees of Funded Debt or of dividends of others (except guarantees in connection with the sale or discount of accounts receivable, trade acceptances and other paper arising in the ordinary course of business), (iii) in the case of any Restricted Subsidiary, all preferred stock having mandatory redemption provisions of such Restricted Subsidiary as reflected on such Restricted Subsidiary's balance sheet prepared in accordance with U.S. generally accepted accounting principles, and (iv) all Capital Lease Obligations (as defined in the Indenture).

     "Indebtedness" means, at any date, without duplication, (i) all obligations for borrowed money of the Company or a Restricted Subsidiary or any other indebtedness of the Company or a Restricted Subsidiary, evidenced by bonds, debentures, notes or other similar instruments, and (ii) Funded Debt.

     "Liens" means such pledges, mortgages, security interests and other liens on any Principal Property of the Company or a Restricted Subsidiary which secure Secured Funded Debt.

     "Principal Property" means any real property (including all related land and buildings but excluding related fixtures, machinery and equipment) or machinery and equipment located within the United States and owned by, or leased to, the Company or any of its Subsidiaries that has a net book value (after deduction of accumulated depreciation) in excess of 1.0% of Consolidated Net Tangible Assets.

     "Restricted Subsidiary" means any Subsidiary of the Company that owns any Principal Property.

     "Secured Funded Debt" means Funded Debt which is secured by any pledge of, or mortgage, security interest or other lien on any (i) Principal Property (whether owned on the date of the Indenture or thereafter acquired or created),
(ii) shares of stock owned by the Company or a Subsidiary in a Restricted Subsidiary or (iii) indebtedness of a Restricted Subsidiary owed to the Company or a Subsidiary.

     "Subsidiary" means any corporation of which at least a majority of the outstanding stock, which under ordinary circumstances (not dependent upon the happening of a contingency) has voting power to elect a majority of the board of directors of such corporation (or similar management body), is owned directly or indirectly by the Company or by one or more Subsidiaries of the Company, or by the Company and one or more Subsidiaries.

     Limitation on Sales and Leasebacks. Unless otherwise provided in the Applicable Prospectus Supplement, the Indenture will provide that the Company will not, nor will it permit any Restricted Subsidiary to, enter into any arrangement with any Person providing for the leasing by the Company or any Restricted Subsidiary of any Principal Property of the Company or any Restricted Subsidiary, which Principal Property has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person (a "sale and leaseback transaction") unless, after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such sale and leaseback transactions plus all Secured Funded Debt (with the exception of Funded Debt secured by liens which is excluded pursuant to clauses (1) to (11) described under "Limitations on Liens" above) would not exceed an amount equal to the greater of (i) $100 million or (ii) 15% of Consolidated Net Tangible Assets. This covenant will not apply to, and there will be excluded from Attributable Debt in any computation under this restriction or under "Limitations on Liens" above, Attributable Debt with respect to any sale and leaseback transaction if: (1) the Company or a Restricted Subsidiary is permitted to create Funded Debt secured by a Lien pursuant to clauses (1) to (11) inclusive described under "Limitations on Liens" above on the Principal Property to be leased, in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction, without equally and ratably securing the Outstanding Securities; (2) the Company or a Restricted Subsidiary shall apply an amount in cash equal to the greater of (i) the net proceeds of the sale or transfer of the Principal Property leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so leased at the time of entering into such arrangement (as determined by the Chief Executive Officer, the President, the Chief Financial Officer, the Treasurer or the Controller of the Company) to the retirement of Secured Funded Debt of the Company or any Restricted Subsidiary (other than Secured Funded Debt owned by the Company or any Restricted Subsidiary); provided, however, that no retirement referred to in this clause (2) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision of Secured Funded Debt; (3) the Company or a Restricted Subsidiary immediately applies the net proceeds of the sale or transfer of the Principal Property leased pursuant to such transaction to investment in another Principal Property; provided, however, that this exception shall apply only if such proceeds invested in such other Principal Property shall not exceed the total acquisition, repair, alteration and construction cost of the Company or any Restricted Subsidiary in such other Principal Property less amounts secured by any purchase money or construction mortgages on such Principal Property; (4) the effective date of any such arrangement is within 270 days of the acquisition of the Principal Property (including, without limitation, acquisition by merger or consolidation) or the completion of construction and commencement of operation thereof, whichever is later; (5) the lease in such sale and leaseback transaction is for a term, including renewals, of not more than three years; or
(6) the sale and leaseback transaction is entered into between the Company and a Restricted Subsidiary or between Restricted Subsidiaries which in each case shall include a Subsidiary which shall become a Restricted Subsidiary after giving effect to such sale and leaseback transaction.

Events of Default

     Any one of the following events will constitute an Event of Default under the Indenture with respect to Debt Securities of any series: (a) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (b) failure to pay principal of or any premium on any Debt Security of that series when due; (c) failure to deposit any sinking fund or other payment, when due, in respect of any Debt Security of that series; (d) failure to perform, or breach of, any other covenant or warranty of the Company in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of Debt Securities thereunder other than that series) continued for 90 days after written notice as provided in the Indenture; (e) certain events in bankruptcy, insolvency or reorganization of the Company; (f) acceleration of any indebtedness for money borrowed by the Company in an aggregate principal amount exceeding $50,000,000 under the terms of the instrument under which such indebtedness is issued or secured, if such acceleration is not annulled, or such indebtedness is not discharged, within 15 business days after written notice as provided in the Indenture; or (g) any other Event of Default provided with respect to Debt Securities of that series.

     If any Event of Default with respect to the Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee or the Holder or Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration.

     Reference is made to the Applicable Prospectus Supplement relating to any series of Offered Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Debt Securities of that series.

     No Holder of any series of Debt Securities will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of and premium, if any, or interest on such Security on or after the respective due dates expressed in such Security.

     The Company is required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance.

Modification and Waiver

     Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holder or Holders of not less than the majority in aggregate principal amount of the Outstanding Securities of each series issued under the Indenture and affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder or Holders of all Debt Securities affected thereby, (i) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security; (ii) reduce the principal amount of, or the premium, if any, or (except as otherwise provided in the Applicable Prospectus Supplement) interest on, any Security (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (iii) change the place or currency of payment of principal of, or premium, if any, or interest on any Security; (iv) impair the right to institute suit for the enforcement of any payment on any Security on or at the Stated Maturity thereof (or in the case of redemption, on or after the Redemption
Date); or (v) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

     The Holder or Holders of at least a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series, waive compliance by the Company with certain restrictive provisions of the Indenture. The Holder or Holders of not less than a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series, waive any past default under the Indenture, except a default in the payment of principal, premium or interest and in respect of a covenant or provision of the Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Security of such series affected thereby.

Consolidation, Merger and Sale of Assets

     The Company may not consolidate with or merge into any other Person (as defined) or transfer or lease its assets substantially as an entirety to any Person and may not permit any Person to merge into or consolidate with the Company or transfer or lease its assets substantially as an entirety to the Company, unless (i) any successor or purchaser is a corporation, partnership, trust or other entity organized under the laws of the United States of America, any State or the District of Columbia, and any such successor or purchaser expressly assumes the Company's obligations on the Debt Securities under a supplemental Indenture, (ii) immediately after giving effect to the transaction no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing, (iii) if properties or assets of the Company or a Restricted Subsidiary or any shares of capital stock or indebtedness of any Restricted Subsidiary become subject to a mortgage or other encumbrance not permitted by the Indenture, the Company or such successor entity, as the case may be, takes such steps as shall be necessary effectively to secure the Debt Securities equally and ratably with (or prior to) all indebtedness secured thereby, and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel stating compliance with these provisions.

Defeasance and Covenant Defeasance

     The Indenture provides that, if such provision is made applicable to the Debt Securities of any series pursuant to Section 3.1 of the Indenture, the Company, at the Company's option, (a) will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer of or exchange of Debt Securities of such series, replace stolen, lost or mutilated Debt Securities of such series, maintain paying agencies and hold moneys for payment in trust) or (b) need not comply with certain restrictive covenants of the Indenture, including those described under "Certain Covenants of the Company," and the occurrence of an event described in clause (d) under "Events of Default" shall no longer be an Event of Default, in each case, if the Company deposits, in trust, with the Trustee money or U.S. Government Obligations, which, through the payment of interest thereon and principal thereof in accordance with their terms, will provide money in an amount sufficient to pay all the principal of, premium, if any, and interest on the Debt Securities of such series on the dates such payments are due (which may include one or more redemption dates designated by the Company) in accordance with the terms of the Debt Securities of such series. Such a trust may be established only if, among other things, (i) no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default under the Indenture shall have occurred and be continuing on the date of such deposit or on such later date specified in the Indenture in the case of certain events in bankruptcy, insolvency or reorganization of the Company, (ii) such deposit will not cause the Trustee to have any conflicting interest with respect to other securities of the Company,
(iii) such defeasance will not result in a breach or violation of, or constitute a default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound and (iv) the Company shall have delivered an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit or defeasance and will be subject to federal income tax in the same manner as if such defeasance had not occurred, which Opinion of Counsel, in the case of clause (a) above, must refer to and be based upon a published ruling of the Internal Revenue Service, a private ruling of the Internal Revenue Service addressed to the Company, or otherwise a change in applicable federal income tax law occurring after the date of the Indenture. In the event the Company omits to comply with its remaining obligations under the Indenture after a defeasance of the Indenture with respect to the Debt Securities of any series as described under clause (b) above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable in respect of such payments.

Concerning the Trustee

     The First National Bank of Chicago is Trustee under the Indenture. The First National Bank of Chicago serves as a co-agent under the Company's Multicurrency Credit Agreement dated September 11, 1997 and performs routine banking functions for the Company.

                             PLAN OF DISTRIBUTION

     The Company may offer and sell the Debt Securities through agents, to or through underwriters or dealers, which may include affiliates of the Company, directly to one or more purchasers or through any combination of the foregoing. The Prospectus Supplement with respect to any of the Debt Securities will set forth the terms of the offering of such Debt Securities, including the name or names of any underwriters, dealers or agents, the purchase price of such Debt Securities, the proceeds to the Company from such sale, any underwriting discounts or agency fees and other items constituting underwriters' or agents' compensation, the public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Debt Securities may be listed.

     The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     If underwriters or dealers are used in the sale, the Debt Securities will be acquired by the underwriters or dealers for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price, which may be changed, or at varying prices determined at the time of sale. The Debt Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise specified in the applicable Prospectus Supplement, the obligations of the underwriters to purchase such Debt Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all of such Debt Securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters, dealers and agents, and affiliates thereof, may be customers of, engage in transactions with, or perform services for the Company and its affiliates in the ordinary course of business.

     All Debt Securities will be issues of new securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Debt Securities.

                                LEGAL OPINIONS

     Certain legal matters with respect to the Debt Securities will be passed upon for the Company by Gary P. Schmidt, Esq., General Counsel of the Company and for any underwriters or agents by Mayer, Brown & Platt, Chicago, Illinois. Mr. Schmidt owns options to purchase 10,000 shares of Common Stock, of which no such options are currently exercisable.

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiaries as of September 30, 1997 and 1996, and for each of the years in the three-year period ended September 30, 1997 and the financial statement schedule for the three-year period ended September 30, 1997 have been incorporated by reference herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     Set forth below is an estimate (except for the Commission Registration Fee) of the fees and expenses payable by the registrant in connection with the distribution of the Debt Securities:

                                                                        Expense
                                                                        -------
Securities and Exchange Commission Registration Fee..                  $103,250
Rating Agency Fees...................................                   190,000
Printing Costs.......................................                    50,000
Legal Fees and Expenses..............................                   100,000
Accounting Fees and Expenses.........................                    50,000
Blue Sky Qualification Fees and Expenses.............                    15,000
Trustees' Fees and Expenses..........................                    15,000
Miscellaneous........................................                    20,000
                                                                       --------
  Total..............................................                  $543,250
                                                                       ========

Item 15.  Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of Delaware authorizes indemnification of directors, officers and employees of Delaware corporations.
Article VIII of the Registration's by-laws (i) authorizes the indemnification of directors and officers (the "Indemnitees") under specified circumstances to the fullest extent authorized by the General Corporation Law of Delaware, (ii) provides for the advancement of expenses to the Indemnitees for defending any proceedings related to specified circumstances, (iii) gives the Indemnitees the right to bring suit against the registrant to enforce the foregoing rights to indemnification and advancement of expenses, and (iv) authorizes the registrant to maintain certain policies of insurance to protect itself and any of its directors, officers or employees. The registrant currently maintains policies of insurance under which the directors and officers of registrant are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which must be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16.  Exhibits.

     The exhibits to this registration statement are listed in the Exhibit Index hereto, which is incorporated herein by reference.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)-(g)   Not applicable.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (i)  Not applicable.

     (j) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois on April 6, 1998.

                            ALBERTO-CULVER COMPANY


                            By /s/ Howard B. Bernick
                               ----------------------
                               Howard B. Bernick
                               President and Chief Executive Officer


                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Leonard
H. Lavin, Howard B. Bernick, William J. Cernugel and Gary P. Schmidt, or any of them, such person's true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                      Title                               Date
---------                      -----                               ----

/s/ Leonard H. Lavin           Chairman of the Board               April 6, 1998
-----------------------        and Director
Leonard H. Lavin

/s/ Howard B. Bernick          President, Chief Executive          April 6, 1998
-----------------------        Officer and Director
Howard B. Bernick              (Principal Executive Officer)


/s/ Bernice E. Lavin           Vice Chairman, Secretary,           April 6, 1998
-----------------------        Treasurer and Director
Bernice E. Lavin

/s/ Carol L. Bernick           Executive Vice President,           April 6, 1998
-----------------------        Assistant Secretary and Director
Carol L. Bernick

/s/ William J. Cernugel        Senior Vice President-              April 6, 1998
-----------------------        Finance and Controller
William J. Cernugel            (Principal Financial &
                               Accounting Officer )

/s/ A. Robert Abboud           Director                            April 6, 1998
-----------------------
A. Robert Abboud

/s/ A.G. Atwater, Jr.          Director                            April 6, 1998
-----------------------
A. G. Atwater, Jr.

/s/ Robert P. Gwinn            Director                            April 6, 1998
-----------------------
Robert P. Gwinn

/s/ Allan B. Muchin            Director                            April 6, 1998
-----------------------
Allan B. Muchin



Signature                           Title          Date
---------                           -----          ----

/s/ Robert H. Rock                  Director       April 6, 1998
--------------------------
Robert H. Rock

/s/ Dr. Harold M. Visotsky          Director       April 6, 1998
--------------------------
Dr. Harold M. Visotsky

/s/ William W. Wirtz                Director       April 6, 1998
--------------------------
William W. Wirtz

                            ALBERTO-CULVER COMPANY

                               INDEX TO EXHIBITS

Exhibit
No.                               Description of Exhibit
---                               ----------------------

 1.1      Form of Underwriting Agreement*

 4.1 Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's Annual Report on Form 10-K for the year ended September 30, 1988 [File No. 1-5050])

 4.2 Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's
          Quarterly Report on Form 10-Q for the quarter ended December 31, 1989
          [File No. 1-5050])

 4.3 Certificate of Amendment to Restated Certificate of Incorporation of the Company (incorporated herein by reference to the Company's
          Quarterly Report on Form 10-Q for the quarter ended March 31, 1997
          [File No. 1-5050])

 4.4      By-laws of the Company, as amended through January 17, 1990
          (incorporated herein by reference to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1989 [File No. 1-5050])

 4.5      Form of Indenture*

 4.6      Form of Senior Security*

 4.7      Form of Subordinated Security*

 5.1      Opinion of Gary P. Schmidt, Esq., General Counsel of the Company.

12.1      Statement re: Computation of ratio of earnings to fixed charges

23.1      Consent of Gary P. Schmidt, Esq. (included in Exhibit 5.1).

23.2      Consent of KPMG Peat Marwick LLP

24.1      Power of attorney (contained on the signature page to the Registration
          Statement)

25.1      Statement of Eligibility of The First National Bank of Chicago, as
          Trustee, on Form T-1*

99.1      Quarterly Financial Data

          *Will be filed by pre-effective amendment to this registration statement or as an exhibit to the registrant's report on Form 8-K or Form 10-Q and incorporated herein by reference.